Exhibit 99.1

Microbot Medical Inc. Announces $3 Million Registered Direct Offering Priced At-the-Market

HINGHAM, Mass., Jan. 15, 2019 (GLOBE NEWSWIRE) — Microbot Medical Inc. (Nasdaq: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced that it has entered into a definitive agreement with an institutional investor for the purchase of 455,323 shares of its common stock (or common stock equivalents), at a purchase price per share of $6.50, in a registered direct offering priced at-the-market.

The closing of the offering is expected to occur on or about January 16, 2019, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to Microbot, before deducting placement agent fees and other offering expenses, are expected to be approximately $3.0 million. Microbot currently intends to use the net proceeds from this offering for the continuous development of its SCS device for the treatment of hydrocephalus and NPH; to expand and develop additional applications deriving from its existing IP portfolio, including the potential addition of complementary assets to the CardioSert portfolio either through internal development, in-license or acquisition; and for working capital and other general corporate purposes.

The shares of common stock are being offered by Microbot pursuant to a “shelf” registration statement on Form S-3 that was originally filed on March 31, 2017 and declared effective by the Securities and Exchange Commission (“SEC”) on April 14, 2017 and the base prospectus contained therein (File No. 333-217076). The offering of the shares of common stock will be made only by means of a prospectus supplement that forms a part of the registration statement.

A final prospectus supplement and accompanying base prospectus relating to the shares of common stock being offered will be filed with the SEC. Copies of the final prospectus supplement and accompanying base prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Microbot Medical, Inc.

Microbot™, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: The Self Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH. The Company also is focused on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable locomotive device providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology contemplates a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754